Drinker Biddle & Reath LLP

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www.drinkerbiddle.com

February 29, 2016

Two Roads Shared Trust

17605 Wright Street, Suite 2

Omaha, NE 68130

Re: Anfield Universal Fixed Income Fund

Ladies and Gentlemen:

We have acted as counsel to Two Roads Shared Trust, a Delaware statutory trust (the “Trust”), in connection with the filing on the date of this opinion of a post-effective amendment to the registration statement (“Registration Statement”) of the Trust to register under the Securities Act of 1933 shares of beneficial interest representing interests in the following series, or fund, of the Trust: Anfield Universal Fixed Income Fund (the “Fund”). The Fund offers three classes of shares: Class A Shares, Class C Shares and Class I Shares (collectively, “Shares”). The Trust is authorized to issue an unlimited number of each class of Shares of the Fund.

We have reviewed the Registration Statement, the Trust’s Amended Agreement and Declaration of Trust, its By-Laws, and certain resolutions adopted by its Board of Trustees, and have considered such other legal and factual matters as we have considered appropriate.

This opinion is based exclusively on the laws of the State of Delaware and the federal law of the United States of America.

We have assumed the following for this opinion:

1. The Shares will be issued in accordance with the Trust’s Amended Agreement and Declaration of Trust, its By-Laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of the Shares.

2. The Shares will be issued against consideration therefor as described in the Trust’s prospectus relating thereto, and that such consideration will have been at least equal to the applicable net asset value.

Two Roads Shared Trust

February 29, 2016

Based on the foregoing, it is our opinion that:

1. The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust.

2. When issued and paid for on the terms provided in the Registration Statement and in accordance with the Fund’s Amended Agreement and Declaration of Trust and By-laws, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Trust; and the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Trust).

With respect to the opinion expressed in paragraph 2 above, we note that, pursuant to Section 6 of Article IV of the Amended Agreement and Declaration of Trust, the trustees have the power to cause any shareholder of the Trust, or any shareholder of any particular series, to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, dividend disbursing, shareholder servicing or similar agent, an amount fixed from time to time by the trustees, by setting off such charges due from such shareholder from declared but unpaid dividends or distributions owed such shareholder and/or by reducing the number of shares in the account of such shareholder by that number of full and/or fractional shares which represents the outstanding amount of such charges due from such shareholder.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 83 to the Registration Statement. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

We hereby consent to the use of our name and to the references to our Firm under the caption “Legal Counsel” in the Prospectus and Statement of Additional Information included in Post-Effective Amendment No. 83 to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), of Two Roads Shared Trust (File Nos. 333-182417 and 811-22718). This consent does not constitute a consent under Section 7 of the 1933 Act, and in consenting to the use of our name and the references to our Firm under such caption we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.

Two Roads Shared Trust

February 29, 2016

Very truly yours,

/s/ Drinker Biddle & Reath LLP

DRINKER BIDDLE & REATH LLP